Exhibit 99.1

DREAMS ACQUIRES SCHWARTZ SPORTS

DEAL INCLUDES LarryBird.com AND BARRY SANDERS EXCLUSIVES

Plantation, FL: August 1, 2007: Dreams, Inc. (AMEX:DRJ), a vertically integrated leader in the licensed sports products industry, announced that it has acquired 100% of the outstanding shares of Chicago based Schwartz Sports via a stock purchase agreement. This acquisition is consistent with prior proclamations made by Dreams as to its intention to identify strategic acquisition candidates and consummate these transactions to support its overall growth initiatives.

“The Schwartz family has done a tremendous job building their brand and business into a key player in the memorabilia industry in one of the greatest sports markets in the country. We are excited about working with Brian Schwartz and his team on product development, player deals and trade shows instead of competing against them,” stated Mitch Adelstein, President of Mounted Memories, a division of Dreams, Inc.

“We have worked diligently during these past several years in building our brand and are looking forward to this new endeavor as a division of Dreams, as the vast resources and contacts they have to offer should allow us to continue to expand as a leader in the sports memorabilia industry. Working hand-in-hand with their other divisions, I believe this offers the best opportunity to become an integral part of the national leader in the sports memorabilia industry,” commented Brian Schwartz, President of Schwartz Sports.

“This acquisition moves us a step closer to becoming the dominant player and consolidator in this highly fragmented industry,” exclaimed Ross Tannenbaum, President & CEO of Dreams, Inc.

DREAMS, INC. trades under the ticker symbol: AMEX:DRJ

www.dreamscorp.com

SCHWARTZ SPORTS distributes autographed sports memorabilia and collectibles. For the past eight-years, the company has provided hand-signed collectibles to retailers, corporations, charities and individual collectors with authentic products from every major sport. In addition, it operates www.larrybird.com and enjoys exclusive autograph deals with Barry Sanders, Derrek Lee and others.

www.schwartzsports.com

Dreams, Inc. Investor Relations Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams, Inc.:

Boardroom Communications

Jennifer Clarin and/or Caren Berg

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: jclarin@boardroompr.com

Statements contained in this press release, which are not historical facts, are forward looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein contain a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, specific factors impacting the Company’s business including increased competition; the ability of the company to expand its operations and attract and retain qualified personnel, the uncertainty of consumer’s desires for sports and celebrity memorabilia; the availability of product; availability of financing; the ability to sell additional franchises; and general economic conditions.